Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Magnitude Information Systems, Inc. and Subsidiaries


As independent public accountants, we hereby consent to the inclusion in Amendment No.4 to the Registration Statement on Form SB-2 of Magnitude Information Systems, Inc. and Subsidiaries, to be filed with the Commission on or about February 15, 2007, of our report dated March 23, 2006 on the consolidated financial statements of Magnitude Information Systems, Inc. and Subsidiaries for the fiscal years ended December 31, 2005 and 2004, and to all references to our Firm included in this Registration Statement.


/s/Rosenberg Rich Baker Berman & Company
Rosenberg Rich Baker Berman & Company
Bridgewater, New Jersey
February 15, 2007